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               GEOTECHNICAL SERVICES CONSULTING AGREEMENT

   This Geotechnical Services Consulting Agreement (this "Agreement"), effective May 14, 1998 (the "Effective Date"), is made and entered into by and between Frontier Natural Gas Corporation, an Oklahoma corporation (the "Company"), and Aspect Management Corporation, a Colorado corporation ("Aspect"). The Company and Aspect are sometimes hereafter referred to collectively as the "Parties."

                              R E C I T A L S

   A. The Company owns certain leasehold, mineral and contractual interests in oil and gas leases and wells and associated equipment and facilities, all as more particularly described in that certain Acquisition Agreement and Plan of Exchange, dated as of January 19, 1998 (the "Acquisition Agreement"), by and among the Company, Esenjay Petroleum Corporation and Aspect Resources
LLC. The real and personal property interests conveyed by Aspect Resources LLC to the Company pursuant to the Acquisition Agreement are sometimes hereafter referred to collectively as the "Assets."

   B. Aspect Resources LLC owns certain real and personal property interests in the same oil and gas properties that comprise the Assets and Aspect manages those properties for and on behalf of Aspect Resources LLC; accordingly, Aspect has the resources and expertise necessary to provide the geotechnical consulting services to the Company with respect to the Assets as a co-owner with and consultant and/or agent to the Company, all as set forth in this Agreement (collectively, the "Services" as defined in Article 2 below).

   C. The Company desires to retain Aspect to provide the Services and Aspect desires to provide such Services, all pursuant to the terms of this Agreement.

                                   AGREEMENT

   In consideration for the Parties entering into the Acquisition Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

   All capitalized terms used herein which are not defined herein shall have the meaning given in the Acquisition Agreement.

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                                   ARTICLE 2
                                   SERVICES

   2.1 Aspect agrees to provide the following geotechnical services to the Company related to the Assets, such services to include performance of the following functions (collectively, the "Services"):

         (a) Manage and maintain the geophysical and/or seismic data base related to the Assets unless the data related to certain areas or lease block are excluded by the Company or Aspect in writing.

         (b) Employ or contract for the services of independent geophysical and/or geophysical consultants or other persons reasonably required to assist Aspect in the performance of its duties.

         (c) Design the parameters for (i) the acquisition of new seismic or geophysical data related to the Assets, including acquisition of new seismic data from third parties, (ii) the processing and/or reprocessing of seismic data and (iii) the analysis and interpretation of such processed and/or reprocessed data.

         (d) Review, reprocess, analyze and if requested, interpret seismic data related to the Assets.

         (e) Establish and maintain all files (electronic or otherwise) as are required or convenient to administer the geotechnical functions associated with the Assets.

         (f) Manage, negotiate, execute and deliver all contracts and agreements and amendments to existing contracts and agreements affecting the Assets and related to the geotechnical and geophysical aspect of the Assets which Aspect believes are necessary or desirable in connection with the development of the Assets using geophysical data or to perform any of the Services hereunder; provided, however, that Aspect shall obtain the approval of the Company to enter into any such contract or agreement which has a cost exceeding $50,000, net to the interest of the Company. Unless Aspect obtains the prior approval of the Company, Aspect shall not intentionally undertake or approve any of the Services described in this Section if any such Services will exceed by more than 20% the cost levels or estimates upon which the Company's approval was based.

   2.2 Any person is entitled to rely on this Agreement as granting to Aspect the power and authority to perform the Services on behalf of the Company. If deemed necessary by Aspect, the Company shall execute one or more powers of attorney as are necessary to carry out the purpose of this Agreement and to evidence that Aspect has the power and authority to perform the Services on behalf of the Company. The Company shall, for all purposes of this


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Agreement, be deemed to have elected to participate in any actions properly taken by Aspect in accordance with any such power of attorney.


                                   ARTICLE 3
                           PERFORMANCE OF SERVICES

   Aspect agrees to use reasonable efforts to perform all of the Services in a reasonable, prudent and timely manner consistent with good oil field and business practices. The Services rendered by Aspect shall be as an independent contractor, and the Company shall have no supervision or control over the manner or method used by Aspect in performing the Services. The Company's sole and only interest shall be in the results obtained.

                                   ARTICLE 4
                              COSTS AND EXPENSES

   To the extent that Aspect pays or advances costs and/or expenses associated with the Assets on behalf of the Company and to the extent Aspect hires independent contractors, such cost and expenses and the costs and expenses of independent contractors shall be billed by Aspect to the Company. In addition, the Company shall pay Aspect for services rendered under this Agreement an amount equivalent to Aspect's employee costs, overhead costs and general and administrative costs associated with or allocable to the services rendered hereunder. The Company agrees to pay Aspect for all amounts invoiced hereunder within 30 days of receipt of an invoice from Aspect. Aspect agrees to deliver monthly invoices to the Company. Each such invoice shall include the calculation of the costs and expenses which are the subject thereof, together with supporting documentation.

                                   ARTICLE 5
                                INDEMNIFICATION

   5.1 Aspect shall defend, indemnify and hold harmless the Company, and its members (include the officers, employees, agents, administrators and representatives of such members), partners, parents, affiliates, officers, directors, employees, agents, administrators and representatives from all loss, costs or expense which may arise directly or indirectly from or in connection with a breach by Aspect of its duties or obligations under this Agreement.

   5.2 The Company shall defend, indemnify and hold harmless Aspect and its members (including the officers, employees, agents, administrators and representatives of such members), partners, parents, affiliates, officers, directors, employees, agents, administrators and representatives from all loss, cost or expense which may arise directly or indirectly from or in connection with (i) a breach by the Company of its duties or obligations under this Agreement,



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(ii) a breach by the Company of its duties or obligations under any confidentiality provisions contained in any agreement or contract relating to the ownership or licensing of seismic data, and (iii) a breach by the Company of its duties or obligations under any other provision of any contract, agreement or license relating to seismic data.

   5.3 The Company acknowledges and agrees that it shall rely on Aspect's interpretation of the seismic or geophysical data given pursuant to the terms of this Agreement at its own risk. In using such data and interepretations to make decisions, the Company shall rely solely on its independent analysis, evaluation and investigation of and judgment with respect to the business, economic, legal effects of its decision including its own estimate of the petroleum, natural gas and other reserves of the land to which the seismic data relates.

                               ARTICLE 6
                           TERM/TERMINATION

   6.1 This Agreement shall be effective for the period from the Effective Date until May 14, 2002, unless terminated in writing by either party by giving the non-terminating party 90 days written notice of such termination.

   6.2 If Aspect is in breach of its obligations set forth in Article 3, and the Company is materially damaged as a result of such breach, the Company shall so inform Aspect in writing of such breach (an "Event of Default"). Thereafter, Aspect shall have 30 days in which to cure the Event of Default or such longer period of time as is reasonably necessary under the circumstances so long as Aspect undertakes to commence the cure of such Event of Default within such 30-day period and such cure is diligently prosecuted thereafter. If Aspect does not cure the Event of Default within the 30-day time period, the Company, at its sole option and discretion, may terminate this Agreement, and retain any legal and equitable rights and remedies it may have against Aspect on account of such breach; provided, however, that Aspect's liability hereunder shall be no greater than the liability it would have as an operator to a non-operator under AAPL 610 1989 Model Form
Operating Agreement, it being recognized that under such Operating Agreement the operator is not responsible for its own negligence and has no liability or responsibility other than for gross negligence or willful misconduct.

                              ARTICLE 7
                            MISCELLANEOUS

   7.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.

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   7.2   This Agreement shall be governed by and construed in accordance with the law of the State of Colorado without reference to the conflict of laws provisions thereof.

   7.3 All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy or other electronic transmission service to the appropriate address as set forth below.

   IF TO ASPECT:

           Aspect Management Corporation
           511 16th Avenue, Suite 300
           Denver, Colorado 80202
           Attention: Alex B. Campbell
           Facsimile: (303) 573-7340

   IF TO THE COMPANY:

           Frontier Natural Gas Corporation
           500 Dallas Street, Suite 2920
           Houston, Texas 77002
           Attention: Linda Schibi
           Facsimile: (713) 739-7124

or at such other address and to the attention of such other person as such Party may designate by written notice to the other Party.

   7.4 Notwithstanding anything herein provided to the contrary, the Company shall be deemed to have given its approval to Aspect for any matter requiring the Company's approval if the Company fails to deny its approval to Aspect within 10 days of receipt from Aspect of a request for approval under this Agreement, or within such shorter time period if the situation requires
Aspect to act before the 10-day period has expired and Aspect notifies
Company of such shorter time period.

   7.5 Subject to Article 6 hereof, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

   7.6 This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Any Party hereto may, only by an instrument in writing, waive compliance by another Party with any term provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

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   7.7   This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between Aspect and the Company.

   7.8 The Parties agree not to record this Agreement but agree to place a power of attorney of record if necessary.

   IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                       ASPECT MANAGEMENT CORPORATION

                                       By: /s/ Alex Cranberg
                                          ------------------------------
                                          Alex Cranberg, President

                                       FRONTIER NATURAL GAS CORPORATION


                                       By: /s/ David W. Berry
                                          ------------------------------
                                          David W. Berry, President


            SIGNATURE PAGE TO GEOTECHNICAL SERVICES CONSULTING AGREEMENT

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